Exhibit 21
List of Subsidiaries of Capitol First Corporation

Capitol Development of Arkansas, Inc., an Arkansas corporation
Capitol Development, Inc., a Nevada corporation
Interfund Mortgage Corp., a Florida corporation
Interfund Investment Fund I, LLC, a Florida limited liability corporation Capitol Management, LLC, a Florida limited liability corporation
Toxaway Development Group, LLC, a North Carolina limited liability corporation Philbuilt Development, LLC, a Florida limited liability corporation
East Greens Development, LLC, a Florida limited liability corporation
MW Land Development, LLC, an Arkansas limited liability corporation